FORM 8-K

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934
      Date of Report (Date of earliest event reported): June 12, 1997


                               CALTON, INC.
          (Exact name of registrant as specified in its charter)

          New Jersey              1-8846              22-2433361
 (State or other jurisdiction   (Commission          (IRS Employer
of incorporation)              File Number)     Identification Number)


                              500 Craig Road
                        Manalapan, New Jersey 07726
       (Address of principal executive offices, including zip code)


    Registrant's telephone number, including area code: (732) 780-1800


Item 5.  Other Events

On June 12, 1997, Calton, Inc. ("Calton" or the "Company") announced that it had obtained a new $45 million secured revolving credit facility (the "New Facility") from BankBoston, N.A. ("the Lender"). The New Facility replaces, and was used to repay, all amounts outstanding under the Company's prior revolving credit facility with a group of financial institutions. The initial term of the New Facility expires in June 2000, unless extended pursuant to the terms of the agreement.

Borrowings under the New Facility bear interest, at the Company's option, at either (i) the Lender's prime rate plus 1% or (ii) a Eurodollar rate (based upon LIBOR) plus 3.5%. Subject to "borrowing base" limitations, the Company may borrow up to $45 million during the term of the New Facility. The Lender's commitment includes an agreement to issue, at the Company's request, up to $5 million of letters of credit (which will be applied against borrowing availability). The New Facility permits up to $10 million of non-recourse purchase money financing from other sources.

The New Facility contains certain financial and operating covenants including, among others, covenants that require the Company to maintain a specified level of tangible net worth and certain debt service and interest coverage ratios. The Company will be required to obtain the consent of the Lender for purchases of land having a single takedown price in excess of $3,000,000, except purchases pursuant to existing contracts and option arrangements. In addition, the New Facility limits the amount of land inventory which may be held by the Company and the Company's ability to incur certain additional indebtedness, make certain investments, acquire certain assets, dispose of assets and enter into merger and acquisition transactions without Lender approval.

Calton's primary operating subsidiaries, Calton Homes, Inc. and Calton Homes of Florida, Inc. (collectively, the "Borrowers"), are the primary obligors under the New Facility. Calton and certain of its subsidiaries have guaranteed the obligations of the Borrowers under the New Facility. Borrowings under the New Facility are secured by a lien upon substantially all of the assets of the Borrowers and a pledge of the Borrowers' outstanding stock and the stock of certain of their subsidiaries.

As a component of the consideration to enter into the New Facility, Calton issued the Lender a warrant (the "Warrant") to purchase 1,000,000 shares of Calton Common Stock at a price of $.50 per share. The Warrant, which is exercisable only in whole, becomes exercisable in January 1999 and expires in June 2004. If the Lender provides notice that it wishes to exercise the Warrant, Calton may, at its option, repurchase the Warrant at a price based upon the difference between the then current market price of Calton's Common Stock and the exercise price of the Warrant. The Lender is entitled to certain rights to have the shares issuable upon exercise of the Warrant registered for public sale. The Warrant contains provisions providing for an adjustment in the exercise price and number of shares issuable upon the exercise of the Warrant upon the occurrence of certain events, including sales of Calton Common Stock (other than pursuant to employee stock options) at prices below the exercise price of the Warrant or the then current market price of Calton's Common Stock. In addition, certain terms of the Warrant are subject to adjustment if the Company issues convertible securities, options or other warrants having terms more favorable to the holder than the Warrant.


Item 7.  Financial Statements and Exhibits

     The following have been filed as exhibits to this Report on Form 8-K:

(a) Senior Secured Credit Agreement dated as of June 12, 1997 among Calton Homes, Inc., Calton Homes of Florida, Inc. and BankBoston, N.A.

(b) Warrant to Purchase Common Stock of Calton, Inc. issued to BankBoston, N.A. dated June 12, 1997.

(c) Registration Rights Agreement dated as of June 12, 1997 between Calton, Inc. and BankBoston, N.A.



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has fully caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Calton, Inc.
                              (Registration)



                         By:  /s/ Bradley A. Little
                              Bradley A. Little
                              Senior Vice President-Finance
                              of Calton, Inc.


Date: July 1, 1997